Exhibit 4(e)


                              CERTIFICATE OF TRUST

                                       OF

                              PACIFICORP CAPITAL I


     THIS CERTIFICATE OF TRUST of PacifiCorp Capital I (the "Trust"), dated May 3, 1996, is being duly executed and filed by the undersigned, as trustees, to form a business trust under the Delaware Business Trust Act (12 Del. C. Section 3801 et seq.).

     1. Name. The name of the business trust being formed hereby is PacifiCorp Capital I.

     2. Delaware Trustee. The name and business address of the trustee of the Trust with a principal place of business in the State of Delaware are The Bank of New York (Delaware), 23 White Clay Center, Newark, New Castle County, Delaware 19711.

     3. Counterparts. This Certificate of Trust may be executed in one or more counterparts, all of which together shall constitute one and the same instrument.

     4. Effective Date. This Certificate of Trust shall be effective as of its filing.

     IN WITNESS WHEREOF, the undersigned, being the trustees of the Trust, have executed this Certificate of Trust as of the date first above written.

                                       THE BANK OF NEW YORK,
                                       as Trustee

W.E. PERESSINI                         By  VIVIAN GEORGES
- ----------------------------------         -------------------------------
William E. Peressini, as Trustee           Name: Vivian Georges
                                           Title: Assistant Vice President


                                       THE BANK OF NEW YORK (DELAWARE),
                                       as Trustee

                                       By  WALTER DOUGLAS
                                           -------------------------------
                                           Name: Walter Douglas
                                           Title: Senior Vice President and
                                                  Chief Financial Officer